Genesee & Wyoming Announces Receipt of Government Proposal
to Rebuild Rail Line in Southern Mexico

Genesee & Wyoming Inc. (GWI) announced today that its Mexican subsidiary, Compania de Ferrocarriles Chiapas-Mayab, S.A. de C.V. (FCCM), received a letter dated July 12, 2006 from the Ministry of Communications and Transportation (SCT) indicating that the SCT intends to fund 75% of the cost to rebuild a portion of FCCM’s rail line in the State of Chiapas. The 175-mile segment of rail line has been inoperable between the town of Tonala and the Guatemalan border since being struck by Hurricane Stan in October 2005. GWI believes that the cost of reconstruction will be approximately US$20 million, with the Mexican government expected to fund approximately US$15 million, insurance proceeds expected to fund approximately US$2 million and GWI expected to fund approximately US$3 million. The government funding is subject to, among other things, final contractual agreement between the Mexican Government and FCCM. It is intended that reconstruction of the rail line begin prior to year-end 2006.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

CONTACT: T. J. Gallagher, CFO, Genesee & Wyoming Inc., +1-203-629-3722

Web site: http://www.gwrr.com

SOURCE Genesee & Wyoming Inc.